FCP Insight

FCP Insight aims to assist 500,000 specialty contractors in automating their business processes and driving growth. We raised $700,000 in 2022 to launch our construction management software, and revenue grew by 1440% in 2023. We're now raising funds to boost our sales and outreach efforts.


Shaping the future of construction
FCP INSIGHT
AUTOMATED CONSTRUCTION MANAGEMENT SOLUTIONS

Invest

$101.20 minimum investment

DEADLINE: April 29, 2024

in 25 days

SHARE PRICE

$2.30

TOTAL RAISED

$103,360

VALUATION

$7,688,095

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION



FCP Insight, a leading provider of specialized Enterprise Resource Planning (ERP) software tailored for the specialty contracting sector, envisions a future where efficiency, productivity and business insights are only a click away. Founded by industry veterans, Erick Slabaugh and Kevin Delargy, to meet the management needs of both construction installation and service organizations, FCP Insight is based on a deep understanding of the specialty contracting industry. Our CEO and Founder, Erick Slabaugh also leads Absco Solutions, a specialty contractor specializing in fire-life-safety and security. He has worked at Absco Solutions since 1989 and has filled roles from low voltage technician to design and sales, to president, and CEO over the past 36 years. He brought Kevin on board in 2005 to begin building the Business Control Center.

"We built and tested it ourselves within our own business. I'm my own best case study. Using this software has saved Absco Solutions millions of dollars over the years and enabled us to grow the business from $2.5 million to over $15 million in annual revenue. Now, we've taken the solution to other contractors - and we're very encouraged by the rave reviews we're getting," remarked Erick.

With a focus on streamlining operations and driving profitability, FCP Insight is revolutionizing the way contractors manage and execute their projects.

The world of construction is highly competitive; margins are tight, and challenges abound. To complicate this, construction is one of the least automated industries in the world. Poor planning, communication, and missing information are estimated to lead to over $177 billion labor cost annually for the construction industry. In this competitive and challenging landscape where around 45% of construction businesses close within the first three years, we envision a future where small to mid-size contractors not only survive but thrive.

"Early in my time with Absco Solutions while attending the Birthing of Giants program at MIT (now the Entrepreneurial Masters Program) Verne Harnish asked what industry problem I could solve for $1 million dollars that would be a billion-dollar solution.

My initial thought was: I don't have a spare million dollars, followed by, the construction industry doesn't have a unified business system. In 2002, construction was the least automated industry in the world. It was built on disparate silos: estimates on a spreadsheet, business files in manila envelopes, drawings rarely in CAD. That conversation gave me the push to start building out a holistic business solution to deal with all these disparate silos."

During two decades of daily use and several million dollars of development cost, FCP Insight's Business Control Center became a feature-rich, highly efficient system for our company, Absco Solutions.

With FCP Insight's Business Control Center as the cornerstone of construction management, contractors gain access to a suite of tools that empower them to navigate complexities, anticipate challenges, and seize opportunities with the clarity real-time data provides. Imagine a world where every construction project, from large urban developments to simple residential projects, operates seamlessly, efficiently, and profitably. The Business Control Center is more than just software—it's a catalyst for growth and success. By providing small to mid-size contractors with the tools they need to streamline operations, optimize efficiency, and maximize profitability, we enable them to overcome challenges and face down the competition. With FCP Insight by their side, small contractors can confidently navigate the complexities of their projects, seize growth opportunities, and build a future of lasting success.

Here's what one of our customers had to say:



"We are much more efficient in creating a job. We're much more efficient in managing that job, and much more efficient in closing the job and creating invoices for it. It is exactly the platform that you run your business on."

–Joe Williams

Owner and CEO, Elmore Electric, FCP Insight customer

SUCCESS TO DATE

We launched our product to the market in Feb. 2023 and the reaction was immediate. Clients started signing up and loving our system. **We grew revenues by 1440% between February to June 2023.**

- **Raised over $700,000 in equity capital** prior to this raise (Regulation D Private Placement selling Common Stock)
- **Grew Monthly Recurring Revenue (MRR) over 15x** during 2023
- Our customers say that they are **more efficient in bidding jobs**, more efficient in **completing and closing jobs**, and more efficient in **invoicing jobs**. Their sales teams have more time to talk to more customers to grow their businesses.
- With the **launch of FCP Insight's free estimating sales funnel tool** in the spring of 2024, we anticipate increased early adoption of our offerings.

We started in July 2022, when the Corporation closed on a raise of $700,000 to make the product commercially available, develop help desk processes, develop brand messaging and marketing outreach, and go to market.

We plan to continue our track record of putting investment to good use to grow the business. The planned use of this funding is to increase our sales and marketing efforts. Additionally, we are working toward a partner listing with QuickBooks and the development of AI analytic functionality.

FREQUENTLY ASKED QUESTIONS

What does your company do?

FCP Insight has built a SaaS Enterprise Resource Planning (ERP) platform specifically to meet the business management needs of specialty contracting businesses, so they can succeed in meeting their goals.

Why did you choose this idea?

Our mission is to help other specialty contractors grow their businesses while avoiding many of the struggles that we went through in our specialty contracting company before FCP Insight's Business Control Center was built. We provide an affordable, holistic tool to help small to mid-size contractors become more effective, efficient, and profitable so they can succeed and scale. FCP Insight is helping pave the way for a more efficient, productive, and prosperous future in construction.

As FCP Insight continues to grow and evolve, we remain committed to our mission of transforming the construction industry. By empowering contractors to scale their operations, achieve profitability, and thrive in a challenging landscape, FCP Insight is revolutionizing the way contractors do business.

How do you make money?

Insight's BCC is a Software as a Service Monthly Recurring Revenue business model which is affordably priced to attract smaller customers while their budgets are tighter and remains a powerful adaptable tool that scales revenue as customers grow in size.

How do you plan to use the capital raised?

The capital raised is planned to be used to significantly increase marketing and sales efforts of FCP Insight's Business Control Center to our target markets as well as ongoing business operations.

There are over 310,000 small to medium specialty contractors in the United States now and the global specialty contracting market is expected to grow from $5149.38 billion in 2021 to over $8405.13 billion in 2026.

When do you expect to generate revenue?

FCP Insight is generating revenue currently and grew revenue 1440% in 2023. Insight's Business Control Center provides unique value to specialty contractors which is clearly communicated with potential customers.

What is an ERP?

Enterprise Resource Planning (ERP) is a type of software system that helps organizations automate and manage core business processes for optimal performance. It coordinates the flow of data between a company's business processes and streamlines operations across the enterprise. ERPs can link a company's financials, supply chain, operations, commerce, reporting and more on one platform.

What problem does FCP Insight's Business Control Center solve?

Many contractor entrepreneurs start their own businesses coming out of working in the trades. They are exceptional tradespeople but may have had little experience dealing with the process and procedure required to run or scale a business. Many manage their business on spreadsheets and maintain paper files for vital documents like plans, permits and contracts. They struggle to find affordable tools to help them automate, become more organized and efficient, and see their business results clearly so they can take action to improve and scale their business. Insight's Business Control Center provides contractors with an affordable tool to manage proposals, project costs, customer data and vital documents along with many other enriched features.

Why is your team uniquely qualified to solve this problem?

Our team is unique in its experience as specialty contractors themselves. Erick Slabaugh, founder, and CEO of FCP Insight, has another business, Absco Solutions, a low voltage specialty contractor specializing in fire- life-safety and security. He has worked at Absco Solutions since 1989 and has filled roles from technician and designer to sales, president, and CEO over the past 34 years.

Erick brought developer Kevin Delargy on at Absco to both aid in the development of a unified-relational software to run the business on and to work on larger government IT-intensive security projects. Kevin has a background working as a software developer and architect at several software companies on projects. When Erick realized that there was not a good affordable software solution that would work specifically for the needs of specialty contractors, he and Kevin started building Insight's Business Control Center to fulfill Absco's own internal needs. Kevin is a co-founder of FCP Insight and serves as its' CTO.

Why would specialty contractors not buy these services from competitors? Why do they need FCP?

There are several competitors in the market, however, most are either piecemeal solutions that cover one specific need such as estimating, or they are large holistic platforms that are very expensive. There are some affordable and holistic systems but their workflows do not fully meet the market's needs and they are not adaptable by the user -requiring either other solutions or expensive custom programming. FCP Insight is a uniquely holistic, affordable solution that covers estimating, project management, job costing, CRM, financial reports and many other features. The system is adaptable without requiring custom programming. This platform then integrates with QuickBooks, a common accounting software for small to mid-size contractors, which allows for enriched reporting to enable visibility into job costing and profit margins.

PROBLEM

Specialty construction professionals, FCP Insights' target market, may be technically proficient at their trade, but they often lack the administrative processes and procedures to keep up with their company growth.

Small to medium-sized specialty electrical, alarm, plumbing, and HVAC contractors lack the sales, project and accounting systems to successfully manage their businesses. Poor planning, communication and missing information are estimated to lead to over $177 billion labor cost annually for the construction industry.

Many of these challenges result from managing their businesses on spreadsheets and specialized software for key functions such as estimating, proposal generation, and project & time management. This **mix of disparate systems** creates islands of unconnected job data and fails to provide important functionality found in ERPs (Enterprise Resource Planning systems). FCP Insight's Business Control Center aims to solve many of these issues by making it possible to generate real-time reports for payroll, work in progress, and inventory. Many companies in this segment use QuickBooks for their accounting system. FCP Insight takes advantage of this fact.

Most contractors in the segment use "Job folders" to store important documents for each project, which include plans, permits, bids, contracts, timecards, etc. These folders can be paper files or images stored on a computer or server. Job folders create a **significant administrative burden** because specific files are hard to find and remote access from job sites is often impossible. Searching for critical documents and repeating routine tasks on every project wastes time and limits the business's ability to efficiently scale. Calculating key business metrics, knowing actual vs. projected costs in real-time, and analyzing historical data to support the development of best practices are extremely tedious and often fail to get done, further hampering growth and efficiency.

FCP Insight's Business Control Center addresses all of these functions in a unified, holistic system and is available at a price point and implementation timeframe to attract small to mid-sized customers.

SOLUTION

FCP Insight's Business Control Center handles project management functions across all phases of a job,FCP Insight has built a Business Control Center that handles project management functions across all phases of a job, including sales cycle support, job costing, labor time/costing, and the management of post-project services; all mission-critical functions that are often out of reach for smaller companies.

Documents are stored in the cloud, providing visibility in the office and the field.

Direct integration with QuickBooks means the Business Control Center can produce real-time job costing, work-in-progress reporting, and commission reports.

Users can access key business metrics any time they want, resulting in improved accountability and greater control of resources and costs.





The Business Control Center includes, but is not limited to, the following functionality:

- Customer & facility record management
- Project scope development
- Project planning
- Project estimating including solution sets
- Design criteria management
- Streamlined submittal process

- Permitting
- Material & equipment procurement
- Project scheduling
- Timecards (via mobile device and laptop)
- Document management
- Labor management
- Job costing
- Work in progress reporting
- On-going maintenance and service
- QuickBooks Integration


My Page
CRM
Sales and Marketing
Projects
Service
Schedule
Equipment
Admin and Finance
FCP Insight's Business Control Center
Welcome tempadmin1
Sign Out | Change Password |
View/Approve Timecard
Staff Member Technician One
Week Ending 12/10/22
Date | Time In | Time Out | Code | JSR, Job or Recurring Service | Work Type
SubTot
12/05 Mon | 0745 | 1145 | Install | 11015 Security System for Building | PullingWire
12/05 Mon | 1145 | 1230 | Lunch
12/05 Mon | 1230 | 1700 | Install | 11015 Security System for Building | PullingWire
SubTot
12/06 Tue | 0800 | 1200 | Install | 11015 Security System for Building | TrimFieldDevice
12/06 Tue | 1200 | 1230 | Lunch
12/06 Tue | 1230 | 1645 | Install | 11015 Security System for Building | TrimFieldDevice
SubTot
12/07 Wed | 0815 | 1200 | Install | 11016 Video Surveillance System | TrimFieldDevice
12/07 Wed | 1200 | 1230 | Lunch
12/07 Wed | 1230 | 1630 | Install | 11016 Video Surveillance System | TrimPanel
SubTot
12/08 Thu | 0730 | 0915 | Install | 11017 Acme Company | Site Survey

Screenshot from platform

Watch our Customer's Testimonial here:


JOE WILLIAMS
OWNER, ELMORE ELECTRIC

BUSINESS MODEL

FCP Insight is a business-to-business monthly recurring revenue service for software usage (SaaS model). The base cost for a client is $1500/per month for up to 15 users. With additional users 16-30 at $75.00 per month and any users over 30 at $50.00 per month.

> **"The global specialty trade contractors market is expected to grow from $5149.38 billion in 2021 to $5721.41 billion in 2022 at a compound annual growth rate (CAGR) of 11.1%. The market is expected to reach $8405.13 billion in 2026 at a CAGR of 10.1%."**
>
> ---
> *Business Wire*

TEAM



Erick W. Slabaugh
CEO

Erick Slabaugh has over 35 years of experience in the specialty contracting industry. He is a serial entrepreneur, and a true connector. He is CEO and majority stockholder of FCP Insight and Absco Solutions with his primary responsibilities including strategic development, business development, mergers and acquisitions, and growth management.



Kevin Delargy
CTO

Kevin Delargy has over 20 years of experience as a software developer and IT professional. Prior to joining Absco Solutions & FCP Insight, Kevin held Software Architect, Software Development Lead, and Senior Software Developer positions at several software companies ranging from startup to large later stage. Kevin has been both successful and strategic on projects that include document and workflow management, property insurance underwriting, workers' compensation cost containment, employee benefits web portal, and the creation of software development and integration tools.

USE OF PROCEEDS

If the offering's maximum amount of $1,035,000 is raised:

Use	Value	% of Proceeds
Compensation for managers	$193,653	18.7%
Related Party Payable to CEO for paying Capital Raise Exp. Legal, Marketing, Financial Review	$90,632	8.8%
On-going Software Dev.	$400,000	38.6%
Sales & Marketing	$300,000	29.0%
Intermediary fees	$50,715	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in FCP Insight, Inc.. This offering must raise at least $10,000 by April 29, 2024 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. FCP Insight may issue additional securities to raise up to $1,035,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

3,792,650 shares
× $2.30 per share
$8,723,095 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on November 17, 2023
- Form C/A on January 9, 2024
- Form C/A on January 26, 2024
- Form C/A on Invalid date

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Facebook

UPDATES

- Apr 1, 2024 — Just one month left to invest in FCP Insight's...
- Mar 26, 2024 — We want to invite you to our online April...
- Mar 22, 2024 — Did you know? The construction industry has an...
- Mar 21, 2024 — One of our investors, Mike Powers, chose FCP...
- Mar 20, 2024 — From a visionary idea in 2001, FCP Insight has...
- Mar 15, 2024 — We are thrilled to share some major updates and...
- Mar 14, 2024 — Catch our latest demo recording! During this...
- Mar 7, 2024 — Today is the day for our March Demo! Please...
- Mar 6, 2024 — We are excited to demo FCP Insight's Business...
- Feb 23, 2024 — Our February demo provoked some great...
- Jan 31, 2024 — Join us for an exclusive online event where our...
- Jan 26, 2024 — Filed Form C/A
- Jan 15, 2024 — Since launching our Netcapital offering page a...
- Jan 9, 2024 — Filed Form C/A
- Nov 17, 2023 — Primary offering of 450,000 shares at $2.30
- Nov 17, 2023 — Filed Form C
- Invalid date — Filed Form C/A

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